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PRESS RELEASE


Pulaski Financial Appoints Three New Directors, New Audit Committee Chairperson Thursday March 16, 7:00 am ET

ST. LOUIS, MO--(MARKET WIRE)--Mar 16, 2006 -- Pulaski Financial Corp. (NasdaqNM:PULB - News) announced today that Stanley J. Bradshaw, Michael R. Hogan and Steven C. Roberts, have joined its board. With the election of these individuals, the vacancy created by the recent retirement from the board of Robert A. Ebel has been filled and the Pulaski board has been increased to nine.

"Mike Hogan will also assume the additional responsibilities of Chairman of our audit committee. His addition returns that committee's composition to the requisite three independent directors required by Nasdaq listing requirements," said William A. Donius, chairman and CEO. "As previously announced, Pulaski had fallen out of compliance with Nasdaq rules when Robert Ebel retired from the board after 26 years due to health concerns," Donius noted.

Steven Roberts is co-founder of St. Louis-based Roberts-Roberts & Associates, a minority-owned business consulting and construction management firm. Michael Hogan is chief administrative officer and chief financial officer of Sigma-Aldrich Corporation, headquartered in St. Louis. Stanley Bradshaw, is founder and principal of Bradshaw Capital Management, LLC, an investment and advisory firm.

"Steve, Stan and Mike are extremely accomplished businessmen who also give a tremendous amount back to the St. Louis community through their civic and charitable activities," said Donius. "Their counsel will be of great value in taking this company to new levels of growth and financial performance while maintaining the focus, values and dedication to customer service that have made us one of the leading community banks in greater St.
Louis."

Roberts, who co-founded Roberts-Roberts & Associates in 1974, has long been a force in bringing jobs and economic opportunity to the African-American community. A lifelong resident of St. Louis, Roberts attended Clark University and received his law degree from Washington University. He served as a St. Louis alderman, developing legislation for many of the city's major redevelopment projects, including Union Station, the St. Louis Centre and the Cervantes Convention Center. His firm is active in broadcasting, real estate development and wireless communications. His company has revitalized numerous properties that had significant positive impact on the community, including the old Sears department store and the historic Roberts Mayfair Hotel, each in downtown St. Louis. He is involved with corporate and not-for-profit boards including MERS/Goodwill Industries, St. Louis Black Leadership Roundtable, The Repertory Theatre of St. Louis and the St. Louis Zoo Foundation. "Steve is one of the most successful and involved businessmen in St. Louis. It will be an honor to have him serve on our board," Donius stated.

Hogan is chief administrative officer and CFO of St. Louis-based Sigma-Aldrich Corporation, a major chemical producer. Before joining Sigma-Aldrich, Hogan was corporate vice present and controller of Monsanto. "Mike's years of experience in a Fortune 1000 company make him an ideal addition to Pulaski's board. In addition, he is highly qualified to take on the role of audit committee chair," noted Donius. "Outside of work, his active involvement in our community has been exemplary. He truly represents what Pulaski Financial stands for -- entrepreneurial talent and a commitment to our community." In addition to his business interests, Hogan is president of the board of Small World Adoption Foundation and has served on the boards of the United Way of Greater St. Louis, Washington University, the Sigma-Aldrich Foundation, the Juvenile Diabetes Research Foundation and Muscular Dystrophy Association of St. Louis.


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Stanley Bradshaw is the founder and Principal of Bradshaw Capital Management,
LLC, an investment and advisory firm with a focus on financial services companies. Prior to forming his own company, he was on Mercantile
Bancorporation's executive committee, and served as president and CEO of Roosevelt Financial Corporation and Roosevelt bank for many years before its acquisition by Mercantile.

"Stan has served as an advisory director since 2000 and has provided valuable insights over this important period in the company's development," Donius stated. "He has agreed to take his commitment to the next level. We look forward to his continued involvement," said Donius. "Stan's extensive knowledge of the banking industry will help us maintain the momentum we have developed over the past seven years and remain one of the top-performing community banks." Bradshaw is also active in civic and charitable activities, including serving on the boards of Webster University, the Kilo Diabetic Research Foundation and the United Way of Moore County, NC. He is an Honorary Life Director of the Indiana State University Foundation.

"As a company, our goal is to continue growing as part of our quest to become the community bank of choice to the greater St. Louis area. We need to have wider and more varied perspectives in pursuing our strategy. To permit this, the board decided to increase the number of directors to nine. The fact that three such accomplished individuals have agreed to join our board is a statement of the strength and potential of Pulaski Financial," Donius concluded.

Pulaski Financial Corp., operating in its 84th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan and Kansas City areas. The bank offers a full line of quality retail-banking products through seven full-service banks in St. Louis and a loan production center in Kansas City. The company's website can be accessed at www.pulaskibankstl.com.
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Statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain the words "expects," "intends" and words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the company files with the Securities and Exchange Commission, which could cause actual results to differ materially from the results currently anticipated. Undue reliance should not be placed on such forward-looking statements.

CONTACT:

     For Additional Information Contact:

     William A. Donius
     Chairman & CEO
     Pulaski Financial Corp.
     (314) 878-2210 Ext. 3610

     Michael Arneth
     The Investor Relations Company
     (847) 296-4200